Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-282493) and Form S-3 (No. 333-292987) of StandardAero, Inc. (formerly Dynasty Parent Co., Inc.) of our report dated June 7, 2024, except for the change in composition of reportable segments discussed in Note 24 (not presented herein) to the consolidated financial statements appearing in the Company’s Form S-1 Registration Statement, Note 25 and the additional disclosure of revenue by end-market in Note 3 to the consolidated financial statements, as to which the date is August 19, 2024, except for the effects of the forward stock split and the additional disclosure with respect to the increase in authorized shares discussed in Note 1 to the consolidated financial statements, as to which the date is September 23, 2024, and except for the effects of the distribution of the restricted shares as discussed in Note 4 to the consolidated financial statements, as to which the date is March 12, 2025, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Canada

February 25, 2026